UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2020

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VTGN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 24, 2020, VistaGen Therapeutics, Inc. (the “Company”) entered into a license and collaboration agreement (the “License Agreement”) with EverInsight Therapeutics Inc., a company incorporated under the laws of the British Virgin Islands (“EverInsight”), pursuant to which the Company granted EverInsight an exclusive license to develop and commercialize PH94B, the Company’s novel, rapid-onset neurosteroid drug candidate for multiple anxiety-related disorders, in Greater China (which includes Mainland China, Hong Kong, Macau and Taiwan), South Korea and Southeast Asia (which includes Indonesia, Malaysia, Philippines, Thailand and Vietnam) (collectively, the “Territory”). The Company retains development and commercialization rights for PH94B in the rest of the world.

Under the terms of the License Agreement, the Company is entitled to receive an upfront payment of $5.0 million. The Company may also receive up to an additional $172 million in milestone payments upon EverInsight’s achievement of certain developmental, regulatory and sales milestone events related to PH94B. The Company is also entitled to receive certain royalties on net sales, if any, of PH94B in the Territory following receipt of any required regulatory approval. In addition, EverInsight has the right to sublicense to affiliates and third parties in the Territory.

EverInsight is responsible for all costs related to developing, obtaining regulatory approval of and commercializing PH94B in the Territory. A joint development committee will be established between the Company and EverInsight to coordinate and review the development and commercialization plans with respect to PH94B in the Territory.

Unless earlier terminated due to certain material breaches of the contract, or otherwise, the License Agreement will expire on a jurisdiction-by-jurisdiction basis until the latest to occur of expiration of the last valid claim under a licensed patent of PH94B in such jurisdiction, the expiration of regulatory exclusivity in such jurisdiction or ten years after the first commercial sale of PH94B in such jurisdiction.

The foregoing description is a summary of certain terms of the License Agreement, and, by its nature, is incomplete. The description contained herein is qualified in its entirety by reference to the License Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Certain portions of the License Agreement have been omitted from the version of the License Agreement attached to this Current Report on Form 8-K.

Item 8.01 Other Events.

On June 25, 2020, the Company issued a press release announcing the execution of the License Agreement, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits Index

Exhibit No.	Description

10.1+	License and Collaboration Agreement, by and between VistaGen Therapeutics, Inc. and EverInsight Therapeutics Inc., dated June 24, 2020
99.1	Press Release issued by VistaGen Therapeutics, Inc., dated June 25, 2020

+
Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit (indicated by “[*****]”) have been omitted as the Company has determined (i) the omitted information is not material and (ii) the omitted information would likely cause harm to the Company if publicly disclosed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: June 26, 2020	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer